Exhibit 10.62
MARATHON PETROLEUM CORPORATION
PERFORMANCE SHARE UNIT AWARD AGREEMENT
2026 – 2028 PERFORMANCE PERIOD

SENIOR LEADERS (CEO, DESIGNATED POSITIONS & EXECUTIVE RESOURCES)

As evidenced by this Award Agreement and under the Marathon Petroleum Corporation 2021 Incentive Compensation Plan (the “Plan”), Marathon Petroleum Corporation (the “Company”) has granted to {Participant Name} (the “Participant”), an employee of the Company or a Subsidiary, on {Grant Date} (the “Grant Date”), {Number of Awards Granted} Performance Share Units (the “Performance Award” or “Award”), conditioned on both the Company’s TSR ranking and the Company’s FCF per share ranking relative to the applicable Peer Group for the Performance Period as established by the Compensation and Organization Development Committee of the Board of Directors of the Company (which is the “Committee” as defined in the Plan), and as set forth herein. This Performance Award is subject to the following terms and conditions:
1.    Relationship to the Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.
2.    Forfeiture of Performance Share Units if Award Not Timely Accepted. This Award is conditioned upon and subject to the Participant accepting the Award by signing and delivering to the Company this Award Agreement, or otherwise electronically accepting the Award in such manner as the Committee may in its discretion determine, no later than 11 months after the Grant Date. If the Participant does not timely accept this Award, all Performance Share Units subject to this Award shall be forfeited to the Company. In the event of the Participant’s death or incapacitation prior to accepting the Award, the Company shall deem the Award as being accepted by the Participant. By accepting this Award, the Participant agrees to all of the terms and conditions of this Award, and consents to be bound by the terms of the Clawback Policy defined in Paragraph 11 to the extent applicable to the Participant under such policy.
3.    Determination of Payout Percentage. The Payout Percentage will be determined as follows:
    (a)    TSR Performance. For two-thirds of the Award, as soon as administratively feasible following the end of the Performance Period, the Committee shall determine and certify the TSR Performance Percentile and the resulting Payout Percentage as follows (using straight-line interpolation between the 30th percentile and the 55th percentile and between the 55th percentile and the 80th percentile):

TSR Performance Percentile	Payout Percentage
Ranked below 30th percentile	0%
Ranked at 30th percentile	50%
Ranked at 55th percentile	100%
Ranked at the 80th percentile	200%

Notwithstanding anything in this Award Agreement to the contrary, if the Company’s TSR calculated for the Performance Period is negative, then the Payout Percentage under this Paragraph 3(a) shall not exceed 100% regardless of the TSR Performance Percentile.
Notwithstanding anything in this Award Agreement to the contrary, the Committee has the sole and absolute authority and discretion to reduce the Payout Percentage under this Paragraph 3(a) as it may deem appropriate.
    (b)    Relative Change in FCF Per Share. For the remaining one-third of the Award, as soon as administratively feasible following the end of the Performance Period, the Committee shall determine and certify the Relative Change in FCF Per Share and the resulting Payout Percentage as follows (using straight-line interpolation between the 30th percentile and the 55th percentile and between the 55th percentile and the 80th percentile):

Relative Change in FCF Per Share	Payout Percentage
Ranked below 30th percentile	0%
Ranked at 30th percentile	50%
Ranked at 55th percentile	100%
Ranked at the 80th percentile	200%

Notwithstanding anything in this Award Agreement to the contrary, if the Company’s TSR calculated for the Performance Period is negative, then the Payout Percentage under this Paragraph 3(b) shall not exceed 100% regardless of the Relative Change in FCF Per Share result.
Notwithstanding anything in this Award Agreement to the contrary, the Committee has the sole and absolute authority and discretion to reduce the Payout Percentage under this Paragraph 3(b) as it may deem appropriate.
4.    Vesting and Payment of Performance Share Units. Unless the Participant’s right to the Performance Share Units is previously forfeited or vested and payable in accordance with Paragraphs 5, 6, 7, 8, or 9, the Participant shall vest in the Performance Share Units on the Performance Period End Date, provided the Participant has been in continuous Employment from the Grant Date to and including the Performance Period End Date, and the Participant shall be entitled to receive a payment equal to the Payout Value. The Payout Value shall be paid in cash as soon as administratively feasible following the Committee’s determination under Paragraph 3 and, in any event, between January 1 and April 15 immediately following the end of the Performance Period. If, in accordance with the Committee’s determination under Paragraph 3, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Share Units. Upon the vesting and/or forfeiture of the Performance Share Units pursuant to this Paragraph 4 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full. Notwithstanding the preceding sentence of this Paragraph 4, in the event of the Participant’s death, any cash payment that is otherwise deliverable under this Award will be distributed to the correlated brokerage account (or the SPS Participant Trust if an international employee) and will be subject to the designated beneficiary on file and then in effect with the recordkeeper for such brokerage (or the SPS Participant Trust, where applicable), or in the absence of a designated beneficiary, to the executor or administrator of the Participant’s estate.
5.    Termination of Employment. Except as provided in Paragraphs 6, 7, 8, or 9, if the Participant’s Employment terminates prior to the Performance Period End Date, the Participant’s right to the Performance Share Units shall be forfeited in its entirety as of the date of such termination, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be terminated.
6.    Death. Except as provided in Paragraphs 7, 8, and 9, in the event of the Participant’s death prior to the Performance Period End Date, the Performance Share Units shall vest in full as of the date of the Participant’s death, the Payout Percentage shall be 100%, the Payout Value shall be determined as of the date of the Participant’s death and shall be paid in cash within 60 days of the Participant’s date of death, and such vesting and payment shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.
7.    Approved Separation. In the event of the Participant’s Approved Separation prior to the Performance Period End Date, the Performance Share Units shall vest in full as of the date of the Approved Separation, and such vested Performance Share Units shall be determined and paid as otherwise provided in Paragraphs 3 and 4. The death of the Participant following the Participant’s Approved Separation shall have no effect on this Paragraph 7.
8.    Qualified Termination. In the event of the Participant’s termination of Employment on account of a Qualified Termination prior to the Performance Period End Date, the Performance Share Units shall vest in full as of the date of the Qualified Termination, the Payout Percentage shall be 100%, and such vested Performance Share Units shall be determined and paid as otherwise provided in Paragraph 4. The death of the Participant following the Participant’s termination of Employment on account of a Qualified Termination shall have no effect on this Paragraph 8.
9.    Eligible Separation. In the event of the Participant’s Eligible Separation prior to the Performance Period End Date, the Performance Share Units shall vest pro rata as of the date of the Eligible Separation, and such vested Performance Share Units shall be determined and paid as otherwise provided in Paragraphs 3 and 4. The pro-rated Performance Share Units under this Paragraph 9 shall be determined by: (a) dividing (i) the number of days of the Participant’s Employment in the Performance Period by (ii) the number of days in the Performance Period; (b) multiplying the number of Performance Share Units by the factor determined under clause (a); and (c) rounding the result in clause (b) to the nearest whole number of Performance Share Units. The death of the Participant following the Participant’s Eligible Separation shall have no effect on this Paragraph 9.
10.    Conditions Precedent. This Paragraph 10 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Company and its Subsidiaries are unique, extraordinary and essential to the business of the Company and its Subsidiaries, particularly in view of the Participant’s access to the Company’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Performance Share Units under this Award, the Participant must satisfy the following conditions to and including the vesting date under this Award:
(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP p.l.c., Chevron Corporation, CVR Energy, Inc, Delek US Holdings, Inc., ExxonMobil Corporation, HF Sinclair Corporation, PBF Energy Inc., Phillips 66, and Valero Energy Corporation, or otherwise engage in any business activity directly or indirectly competitive with the business of the Company or any of its Subsidiaries as in effect from time to time.
(b)    The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Company or any of its Subsidiaries.
(c)    The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Company or any of its Subsidiaries, or any of their employees, directors or shareholders; provided, that this shall not preclude the Participant from reporting to the Company’s management or directors or to the government or a government agency or regulator (including the U.S. Securities and Exchange Commission) conduct the Participant believes to be in violation of the law (including any possible violation of a U.S. securities law) or the Company’s Code of Business Conduct or responding truthfully to questions or requests for information to a government agency or regulator (including the U.S. Securities and Exchange Commission) or in a court of law in connection with a legal or regulatory investigation or proceeding.
(d)    The Participant agrees and understands that the Company and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Company or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Company and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Company or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Company’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Company and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Company and its Subsidiaries in the ordinary course of business; provided that this shall not preclude the Participant from disclosing Confidential Information pursuant to the reporting to the Company’s management or directors or to the government or a government agency or regulator (including the U.S. Securities and Exchange Commission) conduct the Participant believes to be in violation of the law (including any possible violation of a U.S. securities law) or the Company’s Code of Business Conduct or responding truthfully to questions or requests for information to a government agency or regulator (including the U.S. Securities and Exchange Commission) or in a court of law in connection with a legal or regulatory investigation or proceeding.
(e)    The Participant agrees that in addition to the forfeiture and clawback provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 10(a), (b), (c) or (d), any unvested or unpaid portion of this Award (including any otherwise vested, but unpaid portion of this Award) at the time of such failure shall be forfeited, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.
11.     Award Subject to Clawback Policy. This Award, and any Performance Share Units vested and any Payout Value paid under this Award, is subject to the Marathon Petroleum Corporation Officer Compensation Clawback Policy, effective October 2, 2023, and as thereafter in effect from time to time (the “Clawback Policy”), including, but not limited to, forfeiture and other recoupment as may be determined and applied with respect to the Participant and the Award pursuant to the Clawback Policy. This Paragraph 11 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, and to the extent not otherwise provided in the Clawback Policy, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement as required by any other “clawback” provisions under applicable law.
12.    Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the cash otherwise payable to the Participant, or from other compensation payable to the Participant (to the extent consistent with Section 409A of the Code), at the time of the vesting and delivery of such cash payment.
13.    Nonassignability. Upon the Participant’s death, the Performance Share Units under this Award Agreement shall be transferred to the Participant’s designated beneficiary, personal representative or estate as provided in Paragraph 4. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Share Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Share Units shall have no effect.

14.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
15.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.
16.     Specified Employee; Section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as determined by the Company in accordance with its established policy, any settlement of any amount described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be paid as provided under Section 13.15 of the Plan. The payment of each amount under this Award Agreement is deemed as a “separate payment” for purposes of Section 409A of the Code. For all purposes under this Award, “termination of Employment” and similar terms shall mean “separation from service” as defined and determined under Section 409A of the Code.
17.     Electronic Delivery. The Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or any affiliate thereof may deliver in connection with this Award and any other awards offered by the Company under the Plan, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s or any Subsidiary’s or affiliate’s email system or by reference to a location on the Company’s or any Subsidiary’s or affiliate’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, the Participant also consents to participate in the Plan through such system, intranet, or website, including, but not limited to, the use of electronic signatures or click-through electronic acceptance of terms and conditions.
17.    Definitions. For purposes of this Award Agreement:
“Approved Separation” means termination of Employment on or after the date the Participant has attained age 55 and completed five years of Employment, provided, that, the termination of Employment occurs no earlier than the later of: (a) the six month anniversary of the Grant Date; and (b) 90 days after the Participant has provided notice to the Committee or its delegate of the date of his or her termination of Employment. The Committee may, in its sole discretion, waive the notice requirement under clause (b) of the preceding sentence if the Participant is an Employee under its purview for the grant and administration of the Award, and the Chief Executive Officer of the Company may, in his or her sole discretion, waive the notice requirement under clause (b) of the preceding sentence if the Participant is an Employee not under the Committee’s purview for the grant and administration of the Award.

“Beginning Stock Price” means the average of the daily closing price of a Share for the trading days in the 30 calendar days immediately prior to the commencement of the Performance Period, historically adjusted, if necessary, for any stock split, stock dividend, recapitalizations, or similar corporate events that occur during Performance Period.
“Compensation Reference Group” means 3M Company, Archer-Daniels-Midland Company, Bunge Global SA, Caterpillar Inc., Cencora, Inc., ConocoPhillips, Cummins Inc., Dow Inc., DuPont de Nemours, Inc., EOG Resources, Inc., FedEx Corporation, Ford Motor Company, General Dynamics Corporation, General Motors Company, Honeywell International Inc., Lockheed Martin Corporation, LyondellBasell Industries N.V., McKesson Corporation, Phillips 66, PPG Industries, Inc., RTX Corporation, United Parcel Service, Inc., and Valero Energy Corporation.
“Eligible Separation” means termination of Employment where the termination caused the Participant to become eligible for a termination allowance under the Marathon Petroleum Termination Allowance Plan, including any termination allowance otherwise approved by the Committee for purposes of said Plan; provided that, the Participant then timely satisfies the requirements under the Marathon Petroleum Termination Allowance Plan to receive a termination allowance. “Eligible Separation” does not include a Participant’s termination of Employment that constitutes an Approved Separation.
“Employment” means employment with the Company or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Company or the Subsidiary that either (a) employs the Participant or (b) employed the Participant immediately prior to the Participant’s termination of Employment.
“Ending Stock Price” means the average of the daily closing price of a Share for the trading days in the final 30 calendar days of the Performance Period.
“FCF Payout Value” means the product of: (a) the Payout Percentage as determined in Paragraph 3(b); (b) one-third of the overall number of vested Performance Share Units; and (c) the average of the daily closing price of a Share for the trading days in the final 30 calendar days of the Performance Period, provided, that in the event of the Participant’s death, the Fair Market Value of one Share on the date of the Participant’s death shall be used.
“Free Cash Flow” or “FCF” means net cash provided by operating activities less additions to property, plant and equipment (commonly referred to as capital expenditures), as presented in the company’s statement of cash flows filed with the Securities and Exchange Commission. In the instance where a company discloses additional detail related to cash flows, the Company has the authority to make the determination of whether to include or exclude, based upon the premise of ensuring a FCF that is best comparable across companies.
“Payout Percentage” means the percentage (from 0% to 200%) determined by the Committee in accordance with the procedures set forth in Paragraphs 3(a) and 3(b), which shall be used to determine the Payout Value.
“Payout Value” means the sum of the TSR Payout Value and the FCF Payout Value.
“Peer Group” means the group of companies that are pre-established by the Committee which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Committee.

For the portion of this Award determined under Paragraph 3(a) relating to TSR Performance, the Committee has determined that the Peer Group is BP p.l.c., Chevron Corporation, CVR Energy, Inc, Delek US Holdings, Inc., ExxonMobil Corporation, HF Sinclair Corporation, PBF Energy Inc., Phillips 66, Valero Energy Corporation, the S&P 500 Industrials, the Alerian MLP Index, and one company from the Compensation Reference Group. The company from the Compensation Reference Group will be determined by selecting the median company when ranking the Compensation Reference Group by TSR in descending order for the Performance Period. Such pre-established Peer Group is subject to the following adjustments:
(a)    If a member of the Peer Group is substantially acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the Performance Period.
(b)    If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Period.
(c)    If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period, unless the newly formed company’s primary business no longer satisfies the criteria for which such member was originally selected as a member of the Peer Group, then in such case the company shall be removed from the Peer Group.
(d)    If a member of the Peer Group is delisted on all major U.S. stock exchanges, or is no longer publicly-traded, such company will be removed from the Peer Group for the Performance Period.
(e)    If a member of the Peer Group splits its stock, such company’s TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies.
(f)    Members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group for the Performance Period.
For the portion of this Award determined under Paragraph 3(b) relating to Relative Change in FCF Per Share, the Committee has determined that the Peer Group is BP p.l.c., Chevron Corporation, CVR Energy, Inc., Delek US Holdings, Inc., ExxonMobil Corporation, HF Sinclair Corporation, PBF Energy Inc., Phillips 66, and Valero Energy Corporation.
In addition, the Committee shall have the discretionary authority to make other appropriate adjustments in response to a change in circumstances after the commencement of the Performance Period that results in a member of the applicable Peer Group no longer satisfying the criteria for which such member was originally selected.
“Performance Period” means the period beginning on January 1, 2026, and ending at the close of December 31, 2028.
“Performance Period End Date” means and is December 31, 2028.

“Performance Share Unit” for purposes of this Award Agreement means a “Performance Unit” as defined under the Plan.
“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Senior Leader Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.
“Relative Change in FCF Per Share” means the factor derived using the following formula:

“Total Shareholder Return” or “TSR” means for the Company and each entity in the Peer Group, the number derived using the following formula:
(Ending Stock Price – Beginning Stock Price) + Cumulative Dividends
Beginning Stock Price

“TSR Payout Value” means the product of: (a) the Payout Percentage as determined in Paragraph 3(a); (b) two-thirds of the overall number of vested Performance Share Units; and (c) the average of the daily closing price of a Share for the trading days in the final 30 calendar days of the Performance Period, provided, that in the event of the Participant’s death, the Fair Market Value of one Share on the date of the Participant’s death shall be used.
“TSR Performance Percentile” means the percentile ranking of the Company’s Total Shareholder Return for the Performance Period among the Total Shareholder Returns of the Peer Group companies, ranked in descending order.
“Weighted Average Shares Outstanding” or “WASO” means the diluted weighted average shares outstanding as reported in the Company’s annual report.

Marathon Petroleum Corporation
By:
Authorized Officer